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                                                                 Exhibit 10(m)

                            SOFTWARE DEVELOPMENT,
                      MAINTENANCE, AND LICENSE AGREEMENT

     This Software Development, Maintenance, and License Agreement (the "Agreement") is entered into as of the 31st day of December 1996, (the "Effective Date"), by and between SABRE Decision Technologies, a division of The SABRE Group, Inc. ("SDT") and Hawaiian Airlines, Inc. ("Hawaiian").

                                   RECITALS

     A. Hawaiian desires to obtain a Yield Management system by acquiring via license SDT's yield management Software known as AIRMAX VN-TM-.

     B. Hawaiian desires to obtain from SDT consulting and maintenance services in connection with the Software.

     C. SDT desires to provide such Software and services pursuant to the terms and conditions stated in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                  DEFINITIONS

     "ACCEPTANCE" shall have the meaning identified in Article 1.03.

     "CPI" shall refer to the Consumer Price Index which is the U.S. Department of Labor all cities average reflecting an inflation index.

     "DELIVERY" shall mean the date upon which SDT delivers the Software to Hawaiian for installation and testing.

     "DEVELOPMENT(S)" shall mean any work which is based on the Software as Delivered including, but not limited to, updates, enhancements, revisions, modifications, reproductions, adaptations, versions or expansions performed by SDT on behalf of Hawaiian.

     "DOCUMENTATION" shall mean the documentation accompanying the Software as described in Article 1.04.

     "HAWAIIAN'S AFFILIATES" shall mean (i) an entity that owns, directly or indirectly, more than 50% of the issued and outstanding voting equity of Hawaiian ("Hawaiian Parent"), (ii) an entity that Hawaiian's Parent owns, directly or indirectly, more than 50% of the issued and

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outstanding voting equity, (iii) an entity that Hawaiian owns, directly or indirectly, more than 50% of the issued and outstanding voting equity, and/or
(iv) with the advance written approval of SDT, which shall not be unreasonably withheld, any third party organization that Hawaiian or Hawaiian's Affiliate may choose to operate revenue management for the internal operations of Hawaiian and/or Hawaiian's Affiliate.

     "PER DIEM" shall mean SDT's standard charge to compensate its employees and/or contractors for meals, lodging, and incidental expenses incurred in connection with the performance of any services hereunder outside the Dallas/Fort Worth area. The Per Diem amounts will be adjusted from time to time according to the rates as published by the US government for federal employees traveling on government business in the particular city where the work is performed ("OCONUS").

     "PROJECT" shall mean the development and implementation of the Software as described in Exhibits A, and C (if Hawaiian chooses to exercise the option granted in Article 3.01(b)) and any amendments thereto.

     "SOFTWARE" shall mean AIRMAX VN-TM- (which shall contain the functionality as more fully described in Exhibits A and C (if Hawaiian chooses to exercise the option granted in Article 3.01(b))) and the Group Evaluation Module (more fully described in Exhibit A), including any trade secrets, algorithms, ideas, concepts, methods, techniques, and solution methodologies contained therein. The term Software shall also include Documentation.

     "STANDARD RATES" shall mean during 1997, the following SDT hourly billing rates:

    JOB TITLE                               RATES (USD)
    ---------                               -----------
    Technical Writer                            87.50
    Consultant                                 117.50
    Senior Consultant                          155.00
    Principal                                  190.00
    Senior Principal                           235.00
    Vice President                             462.50

     Such rates are subject to increase by no more than the increase in the CPI established on January 1st of each year of this Agreement or 3% per annum whichever is less.

     "TRANSPORTATION EXPENSES" shall mean confirmed first class tickets from LAX-HNL-LAX when space is available at the time of booking; otherwise, tickets shall be coach class, for all SDT representatives in connection with this Agreement which will be provided to SDT by Hawaiian without cost to SDT, as well as reasonable local transportation expenses and air transportation expenses for

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travel between DFW and the nearest Hawaiian U.S. gateway (LAX) incurred by
SDT in connection with this Agreement. SDT shall make all reasonable efforts to plan trips in advance to secure the lowest fares possible.

                                   ARTICLE I
                                 IMPLEMENTATION

     1.01 SITE SURVEY. SDT shall conduct a site survey ("Site Survey") for the purpose of developing a formal implementation plan. The Site Survey will be conducted by an SDT representative in Hawaii and will require meetings with Hawaiian groups necessary for SDT's information gathering.

     1.02 DELIVERY AND CUSTOMIZATION. SDT shall Deliver the Software to the Site (as defined below) pursuant to the time frames contained in the Implementation Plan defined in Exhibit D except as varied by mutual written agreement between Hawaiian and SDT ("Delivery"). The detailed implementation plan, which shall be consistent with Exhibit D, shall be developed jointly by Hawaiian and SDT and shall fully define the scope of all SDT deliverables and all Hawaiian dependencies. The Software shall conform in all material respects with the functionality described in Exhibits A and C (if Hawaiian chooses to exercise the Group Tracking option granted in Article 3.01(b)). A detailed Functional Specification describing the Group Tracking module will be made available to Hawaiian well before the beginning of the 18-month option exercise deadline defined in Article 3.01(b).

     1.03 INSTALLATION, TESTING AND ACCEPTANCE.

     (a) After Delivery, SDT shall install system Software, third party software and hardware at the Site ("Installation") pursuant to the time frames contained in the Implementation Plan included in Exhibit D. The hardware and third party software configuration provided by SDT in the Site Survey report is based on SDT's experience in installing AIRMAX at numerous sites and represents SDT's best estimate for the configuration suitable for Hawaiian given the current operating conditions. SDT provides no warranty of the hardware and third party software configuration and assumes no liability therefore. Hawaiian shall provide all reasonable and necessary assistance as requested by SDT during such Installation.

     (b) After Installation, SDT shall perform systems testing to determine material conformity of the Software with the functionality described in Exhibit
A. Hawaiian shall provide all reasonable and necessary assistance as requested by SDT during such systems testing.

     (c) Hawaiian shall perform user acceptance testing of the Software at the Site (as identified in Article 2.04) for a thirty (30) calendar day period, pursuant

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to mutually agreed upon test scripts and in accordance with Exhibit B, to confirm material conformity of the Software with the functionality identified in Exhibit A. SDT shall provide twenty (20) working days of assistance to Hawaiian during such user acceptance testing. Hawaiian shall notify SDT immediately of any material non-conformities between the Software and the functionality described in Exhibit A. SDT shall make corrections in any such material non-conformities of the Software to the functionality identified in Exhibit A and re-submit such previously non-conforming portion for re-testing. Acceptance shall take place when the Software materially conforms to the functionality identified in Exhibit A or when the Software is put in productive use, whichever is earlier ("Acceptance"). Suspension of the Acceptance Testing period due to a significant number of Level A problems shall mean that SDT shall re-deliver the Software at which time the user acceptance period will recommence for a period of thirty (30) calendar days with SDT support on-site of twenty (20) working days.

     1.04 DOCUMENTATION. SDT shall also provide a reasonable number of copies of the following documentation: System Administration and Operations Guide, Training Guide, and User Guide. At Hawaiian's request, SDT shall provide electronic copies of the same documentation in Macintosh Framemaker format. If Hawaiian requests further detailed documentation, SDT shall provide same on mutually agreeable terms and conditions. The Documentation and updates thereto will conform in all material respects with the Specifications.

     1.05 TRAINING. SDT shall provide training and education at SDT's expense, excluding Transportation Expenses and Per Diem, in Honolulu, Hawaii which will be paid by Hawaiian, to no more than sixteen (16) Hawaiian employees (eight (8) per formal training class) in the use of the Software as follows: three (3) weeks of user training consisting of two, one (1) week formal training classes and one (1) week of informal training, two (2) days of systems training for Hawaiian's IT staff, and a one day Yield Management Seminar.

     1.06 PROJECT MANAGEMENT. SDT shall be responsible for allocation of its personnel and resources in the provision of services hereunder. All SDT personnel assigned to the Project shall be subject to Hawaiian's reasonable approval and will comply with Hawaiian's rules and regulations while on-site. SDT shall, at SDT's expense, furnish Hawaiian with the qualifications of all personnel and contractors SDT assigns to the Project, including security related information that may be deemed essential by Hawaiian.

     1.07 HAWAIIAN DEPENDENCIES. Hawaiian will provide, at its own expense, telecommunications access to Hawaiian's current operational systems

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and communications environment.  Hawaiian will obtain system software, hardware items and all third party software as described in the configuration list to be created during the Site Survey. Hawaiian will be responsible for executing with the applicable vendor (prior to delivery of the third party software and hardware), and abiding by the terms of, any applicable third party license agreements associated with the third-party software items listed in the configuration list to be created during the Site Survey. SDT will assist Hawaiian in coordinating support from the vendors of hardware and third party software including participating in joint telephone calls. Hawaiian shall be responsible for (1) maintaining all third party software up to the latest version level used by SDT and (2) maintaining all hardware. Hawaiian shall prepare the Site according to SDT's and manufacturer's specifications. Hawaiian shall provide SDT, upon request, all necessary data, resources, personnel and facilities to support SDT's services provided hereunder. Any delay in the provision of such support which increases costs or efforts of SDT hereunder, shall result in commensurably increased charges to Hawaiian.

                                   ARTICLE II
                                SOFTWARE LICENSE

     2.01 GRANT. SDT hereby grants to Hawaiian, subject to the terms and provisions of this Agreement and Hawaiian remaining in compliance with its obligations therein, a limited, non-exclusive, non-transferable, perpetual right and license to use the Software executable code and Documentation (for Hawaiian's internal operations and for no other purpose) strictly in accordance with the terms of this Agreement. Such license shall also enable Hawaiian's Affiliates to use the Software and Documentation for their own internal operations (provided that any independent third party organization (referred to in Clause (iv) of the definition of "Hawaiian Affiliates" above) may only use the Software for the internal operations of Hawaiian and Hawaiian Affiliates within the scope of Clauses (i), (ii) or (iii) of such "Hawaiian Affiliates" definition and not it's own internal operations) including the control of Hawaiian designated inventory under any code share arrangements with other airlines. Hawaiian shall ensure that any such third parties have signed a confidentiality obligation with equivalent terms to those that apply to Hawaiian under this Agreement. Notwithstanding the foregoing SDT shall have the right to concurrently terminate the right and license granted herein in connection with SDT's termination of this Agreement for Hawaiian's breach pursuant to Article 7.02 hereof and Hawaiian shall immediately return all Software and other proprietary information to SDT.

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     2.02 SOFTWARE COPIES.  Hawaiian may make copies of the Software for its own internal use on Hawaiian workstations connected to the main operating system, and for back-up data security purposes, but Hawaiian must inform SDT of how many copies have been made. Hawaiian shall reproduce and include on each copy and on each partial copy of the Software any copyright notice and proprietary rights legend contained on or in the Software, as such notice and legend appear on or in the original.

     2.03 MODIFICATIONS. Hawaiian shall make no modifications, alterations, developments or derivative works of the Software. Hawaiian shall not reverse engineer, disassemble, compile, reverse compile or decompile the Software. Hawaiian is permitted to supply data to the Software, modify data used by the Software and extract data from the Software.

     2.04 SITE. SDT shall install the Software at a single site at the offices of Hawaiian Airlines, Inc. in Hawaii, (the "Site"). Hawaiian may move the Software to a new Site at any location in the United States at Hawaiian's discretion and expense.

     2.05 EXPORT OF SOFTWARE. Any re-export of the Software by Hawaiian must be done in compliance with U.S. Department of Commerce regulations.

     2.06 BLANK.

     2.07 ESCROW AGREEMENT. Hawaiian may, at any time and at its option, require establishment of a source code escrow. All costs associated with the creation, administration, access and update of the source code escrow which are charged by the third party escrow agent shall be borne by Hawaiian. Within sixty (60) days of the date of this Agreement Hawaiian and SDT shall
(a) select a mutually acceptable independent third party which would serve as the source code escrow agent, and (b) agree upon the form and content of the escrow agreement, required deliveries and all other reasonably related matters. In the event the parties cannot agree within one hundred and twenty
(120) days, either party may submit this to binding arbitration.

     2.08 NO SUBLICENSE. Except with respect to an Hawaiian Affiliate, Hawaiian shall not transfer, assign, or sublicense this Agreement or the license of the Software or any component thereof to any person or entity, whether by operation of law or otherwise, without the prior written consent of SDT.

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                                  ARTICLE III
                               FEES AND CHARGES

     3.01 LICENSE FEES.

     (a) Hawaiian agrees to pay to SDT license fees in the amount of Four Hundred Ninety Five Thousand United States Dollars (US$495,000), as per payment schedule in Article 3.06(a).

     (b) GROUP TRACKING OPTION. Hawaiian will have the option, upon prior written notice to SDT, to acquire a perpetual executable code license for the AIRMAX-TM- Group Tracking Module, as more fully described in Exhibit C, and Hawaiian will pay SDT additional license fees in the amount of Fifty Thousand United States Dollars (US$50,000) and additional Implementation Fees in the amount of Five Thousand United States Dollars (US$5,000), as per the payment schedule in Article 3.06(d). This option shall become available twelve (12) months from the Effective Date of this Agreement and must be exercised within thirty (30) months from the Effective Date of this Agreement. If the Software is not delivered for any reason by the original Delivery date identified in the Implementation Plan (Exhibit D), the thirty (30) month option exercise deadline shall be automatically extended by the number of days between the original Delivery date identified in the Implementation Plan and the date of actual Delivery. Upon receipt of written notice that Hawaiian intends to exercise this option, SDT and Hawaiian shall develop a reasonable implementation plan specific to the Group Tracking Module.

     3.02 IMPLEMENTATION FEES. Hawaiian shall pay SDT for implementation efforts (excluding implementation of the connection of the Software to the revenue accounting system) the firm fixed price of Three Hundred Eighty Thousand United States Dollars (US$380,000) as per payment schedule outlined in Article 3.06(b). SDT would be pleased to negotiate with Hawaiian a mutually agreed implementation fee for the connection of the Software to the Hawaiian revenue accounting system.

     3.03 MAINTENANCE FEES. For Maintenance Services, Hawaiian shall pay SDT, in advance, a monthly maintenance fee of Three Thousand Seven Hundred Fifty United States Dollars (US$3,750) ("Maintenance Fee") commencing at the end of the Warranty Period (defined in Article 8.04 below). The Maintenance Fee is subject to adjustment from time to time by no more than 3% per annum or the increase in the U.S. Department of Labor Consumer Price Index, all cities average ("C.P.I."), from the CPI established as of January 1, 1997, whichever is less.

     3.04 TRAVEL EXPENSES. Hawaiian shall pay SDT, in addition to all other amounts identified herein, Per Diem charges, as defined in the Definitions section of this Agreement. The Per Diem amounts will be adjusted from time to time

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according to the rates as published by the US government for federal employees traveling on government business in the particular city where the work is performed ("OCONUS").Additionally, Hawaiian shall pay Transportation Expenses as described in the Definitions section of this Agreement.

     3.05 DEVELOPMENT ENVIRONMENT. SDT shall be permitted to use the hardware and third party software described in the configuration list to be created during the Site Survey, which shall be shipped to the offices of SDT in Dallas/Fort Worth initially for the purpose of performing the development work. Thereafter, Hawaiian shall arrange shipping of such hardware and third party software to its own Site at Hawaiian's expense.

     3.06 PAYMENT SCHEDULE.

     (a) License fees shall be due and payable in sixty (60) equal monthly payments of Eight Thousand Two Hundred Fifty United States Dollars (US$8,250), with the first such payment due upon Acceptance.

     (b) Implementation/Customization fees shall be due and payable as follows:

     Thirty three percent (33%) upon execution of this Agreement, Thirty four percent (34%) upon Delivery of the Software, Sixteen percent (16%) upon Acceptance of the Software and Seventeen percent (17%) upon end of the Warranty Period..

     (c) All fees, expenses and charges hereunder shall be payable upon the issue of a proper and accurate invoice to Hawaiian through American Airlines, Inc. ("American") via American's IATA Clearing House account, and Hawaiian will pay such invoices through such account pursuant to the procedures of the IATA Clearing House. Any request by Hawaiian for back-up documentation relating to a particular SDT invoice must be received by SDT within thirty
(30) days of receipt of such invoice by Hawaiian.

     (d) In the event Hawaiian exercises such option within the time period identified in Article 3.01(b), Group Tracking Option License and additional Implementation Fees shall be due and payable as follows:

     Thirty three percent (33%) upon SDT's receipt of written notice, Thirty four percent (34%) upon Delivery of the Group Tracking Module, and Thirty three percent (33%) upon Acceptance of the Group Tracking Module.

     3.07 TAXES. Hawaiian shall reimburse SDT as additional fees for (i) all taxes, duties and like charges, including any interest and penalties assessed by the taxing authorities, imposed on SDT arising from this Agreement, except U.S. income taxes, (ii) any additional taxes, including U.S. income taxes, imposed on

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SDT as a result of any reimbursement of taxes under clause (i) or (ii) of this Article 3.07.

     3.08 INCIDENTAL EXPENSES. Hawaiian agrees to pay the actual costs incurred by SDT for any incidental expenses (other than those identified herein) incurred for consulting, professional and technical services requested by and rendered to Hawaiian, provided that such expenditure has been approved by Hawaiian in advance. All such expenses shall be incurred only upon the prior mutual written agreement of the parties. Upon Hawaiian's request, SDT shall furnish receipts for all items over Twenty Five Dollars (US$25).

     3.09 SITE SURVEY FEES. The Site Survey fees, excluding Per Diem amounts and Transportation Expenses, are included in the implementation fees identified in Article 3.02.

     3.10 INTEREST. Interest on late payments shall accrue at the rate of 18% per annum or the highest rate permitted by Texas law, whichever is less, from the date such amount is due until finally paid.

                                   ARTICLE IV
                        MAINTENANCE AND SUPPORT OF SOFTWARE

     4.01 GENERAL. SDT shall provide maintenance and support services relating to the Software pursuant to the terms contained herein. Hawaiian will have access to SDT's Help Desk Supported Full Software Maintenance and Support Service (the "Maintenance and Support Services") in exchange for the Maintenance and Support fees as defined in Article 3.01, plus Per Diems and Transportation Expenses, commencing at the end of the Warranty Period, and continuing for the License Term, after which, Maintenance and Support Services shall be separately negotiated. SDT will provide Maintenance and Support Services for each year of the License Term, as follows:

     4.02 CORRECTION OR REPLACEMENT. SDT shall provide (a) 300 labor hours per year in Year 1 of the Maintenance and Support Services, (b) 250 labor hours per year in Year 2 of the Maintenance and Support Services, (c) 200 labor hours per year in Year 3 of the Maintenance and Support Services, (d) 200 labor hours per year in Year 4 of the Maintenance and Support Services, and (e) 150 labor hours per year in Year 5 of the Maintenance and Support Services, to provide the services necessary to remedy any programming error which is attributable to SDT and which is applicable to only the Hawaiian implementation or operation of the Software. Such correction or replacement services shall commence promptly after

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Hawaiian has identified and notified SDT of any such error in accordance with
SDT's reporting procedures. Labor hours allocated for the year shall be utilized only for requests received by SDT no less than 60 days before the end of the applicable contract year except those hours applied to correcting problems with the Software. Any remaining labor hours not so utilized shall be available for use in the immediately following year of the Maintenance and Support Services only. Additional labor hours will be provided at SDT's Standard Rates plus Per Diem amounts and Transportation Expenses. Labor hours provided to correct errors identified during the Warranty Period shall not be deducted from the hours provided herein. Labor hours may also be applied to, among other things:

     (i)   General consulting and technical services,
     (ii)  Additional training, and
     (iii) Integration of Updates/Enhancements

     4.03 SDT HELP DESK. (a) Hawaiian shall have access to a Help Desk located at SDT offices in Dallas/Fort Worth twenty-four hours a day seven days a week. The Help Desk will be responsible for facilitating error correction or replacement services as identified in Article 4.02. A Help Desk Coordinator will be responsible for logging and tracking such problems after they have been reported by Hawaiian, contacting the Hawaiian Technical Coordinator (as defined below) to confirm receipt of the problem report and jointly determining the priority level of the problem. Priority levels will be determined as follows:

          (i) Level "A" problems. These are problems with Software functionality which are significant in terms of impact to the productive use of the Software by Hawaiian. Hawaiian will be advised at least every twenty-four (24) hours by the Help Desk as to the status of efforts to resolve the Level A problem. One or more members of SDT senior management will be informed on a daily basis of all Level A problems.
          (ii) Level "B" problems. These are Software problems which are not significant to the productive use of the Software. These problems will be addressed within 5 normal working days after any Level A problem has been resolved.
          (iii) Level "C" problems. These are low priority problems that are planned to be addressed in the next scheduled Software update.

     (b) SDT Help Desk will provide Hawaiian a monthly report showing a summary of all problems reported during the previous month, and a status of all outstanding problem logs.

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     4.04 SOFTWARE UPDATES AND ENHANCEMENTS.  SDT will promptly notify Hawaiian of the availability of all Software Updates and Enhancements. Hawaiian shall have the right to obtain access to Software Updates developed by SDT free of charge. At Hawaiian's election, SDT shall provide and install at least one update per year to Hawaiian during the term of the Maintenance and Support Services. Hawaiian shall use the latest Updates of the Software in order to continue to receive Support and Maintenance Services. Hawaiian shall also have the right to review Software Enhancements (executable code only) developed by SDT. Enhancements will be available to Hawaiian no later than any other actual or prospective customer of SDT. Pricing of each Enhancement to Hawaiian shall be at a level at least as favorable to that offered to any other current or prospective user of the Software. For the purposes of this Article 4.04, (a) "Updates" shall mean Software versions produced to correct errors or "bugs" or to accommodate upgraded versions of operating environments, and (b) "Enhancements" shall mean Software versions produced which add material new functionality to existing Software. Updates, Enhancements and corrections obtained by Hawaiian herein shall be governed by the terms of the Agreement and shall be included within the term "Software" for all purposes. All Updates and Enhancements will fully support and not diminish any customized features and functionality that SDT is developing for Hawaiian as part of this Agreement.

     4.05 RESPONSIBILITIES OF HAWAIIAN.  Hawaiian agrees to:

     (a) Inform SDT in writing of any modifications made by Hawaiian to the hardware or operating software configuration which may affect the Software. Hawaiian shall not make any modifications to the Software.

     (b) During normal Hawaiian business hours provide on-site, a technical coordinator trained in Software administration, operations and preventative maintenance procedures (the "Technical Coordinator").

     (c) Promptly communicate to SDT all Software malfunctions and errors by telephoning or by telecopying a Problem Report from Hawaiian's Technical Coordinator. Prior to the communication, the Technical Coordinator shall (as needed) coordinate with the Software user, hardware and operating system vendors and third party software vendors, and the qualified LAN administrator to confirm the problem as originating from the Software.

     (d) Be responsible for maintaining a procedure for data files and program backups, reconstruction of lost or altered files, data, or programs, and for actually reconstructing any lost or altered files, data or programs.

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     (e)  Provide SDT with sufficient support and test time on Hawaiian's computer system to duplicate the problem, certify that the problem is with the Software, and certify that the problem has been corrected.

     (f)  Maintain for the term of the Maintenance and Support Services, two
(2) modems (make and model of the modems to be determined by SDT) and associated dial-up telephone lines for access solely to the Software by SDT to Hawaiian's computer environment. Hawaiian shall be responsible for the maintenance and use of such equipment and associated telephone line use charges.

     (g)  Implement all Updates provided by SDT.

     (h) Comply with any other reasonable request of SDT in connection with the performance of services hereunder.

     4.06 MODIFICATIONS. SDT may, at its discretion, with no additional charge to Hawaiian, make modifications to the Software. Such Modifications shall not cause the Software to deviate adversely from the Functional Specification provided in Exhibit A, jeopardize the functionality of the Software or coverage of the Software under this Article IV. The timing for installation and testing of such modifications shall be within the reasonable discretion of Hawaiian.

     4.07 USER GROUP. Hawaiian shall obtain automatic membership in SDT's AIRMAX-TM- User Group that will meet regularly with the specific objective of exchanging ideas relating to AIRMAX-TM-. The costs associated with participation at User Group meetings, and other related costs, will be borne by the individual members of the User Group.

     4.08 REMEDY. In the event, after Acceptance, that SDT notifies Hawaiian that it will be unable to correct an error or defect, Hawaiian may at its option, and as its sole and exclusive remedy, terminate the Maintenance and Support Services. Upon such termination, neither party shall have any obligation or liability to the other in connection with such Maintenance and Support Services, except that SDT shall reimburse Hawaiian for all License Fees and Maintenance and Support Services Fees actually paid up to the effective date of termination hereunder, Implementation Fees actually paid up to the effective date of termination hereunder depreciated in a straight line over 5 years, and the depreciated value (in a straight line over 5 years) of any hardware and third party software purchased at the written direction of SDT expressly to operate the Software that Hawaiian and SDT mutually agree cannot reasonably be re-used by Hawaiian. Hawaiian agrees that SDT takes the ownership of such hardware and software licenses, all of which will be promptly shipped to SDT, and all third party

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license agreements and warranties from the corresponding manufacturers will be transferred or assigned to SDT.

     4.09 PERFORMANCE.   In the event that SDT fails for any reason other
than Force Majeure or other than through the fault of Hawaiian, its agents, assigns, Affiliates or third parties under the control of Hawaiian or in contractual or fiduciary relationship with Hawaiian, to maintain a system uptime of 90% measured over a full calendar year, commencing at the end of Acceptance, Hawaiian shall have the right to receive credit SDT Labor Hours as its sole and exclusive remedy. Ten (10) Labor Hour credits shall be awarded to Hawaiian by SDT for every one (1) percentage point below the 90% threshold. Such hours will be added to the Total hours awarded annually under Article IV, Maintenance and Support of Software, and will be utilized as provided in Article 4.02.

                                   ARTICLE V
                                MARKETING RIGHTS

     5.01 OWNERSHIP. SDT shall retain all ownership rights in the Software including any Development, including, without limitation, all copyrights and other intellectual property rights.

     5.02 MARKETING RIGHTS. SDT shall have the exclusive right to market, sell, distribute and license all or any portion of the Software, including any Development to third parties.

     5.03 DEMONSTRATION. Upon prior notice to and consent of Hawaiian, such consent may be withheld at Hawaiian's sole discretion, SDT may demonstrate the Software at the Site, at a mutually agreeable time to any SDT client or prospective client. The parties shall take all reasonable measures to protect the confidentiality of Hawaiian data during such demonstration.

     5.04 PROMOTIONS. SDT may disclose to prospective or existing clients that Hawaiian has licensed the Software from SDT and that SDT is providing consulting services to Hawaiian. Promptly after execution of this Agreement, the parties shall issue a mutually acceptable press release relating to this Agreement.

     5.05 OTHER PRODUCTS.  Except for Enhancements within the scope of
Section 5.06 and subject to SDT's confidentiality obligations in Article VI, nothing herein shall prohibit, or in any way limit, SDT's rights to use, develop or market existing or subsequently developed or modified software, technology, ideas, inventions or concepts, or to use its expertise, skills or knowledge acquired in the performance of services rendered under this Agreement in any current or subsequent endeavors. Hawaiian shall have no right or interest in such endeavors.

     5.06 HAWAIIAN SPONSORED ENHANCEMENTS.   In the event of future
Enhancements requested by Hawaiian and developed by SDT explicitly for Hawaiian, Hawaiian will pay SDT Standard Rates and will obtain ownership of that Enhancement, but will only use it for the internal use of Hawaiian or Hawaiian Affiliates only.

                                   ARTICLE VI
                                CONFIDENTIALITY

     6.01 SDT CONFIDENTIAL INFORMATION. Hawaiian, its agents, assigns, Affiliates or third parties under the control of Hawaiian or in contractual or fiduciary relationship with Hawaiian (Hawaiian shall ensure that such independent third parties have signed a confidentialty obligation with equivalent terms to those applied to Hawaiian under this Agreement) shall maintain the confidentiality of the Software and the Documentation, using the highest degree of care that Hawaiian uses to protect its own most sensitive information. Except as specifically permitted in this Agreement, Hawaiian shall not use, sell, transfer, publish, disclose, display, or otherwise make available to others the Software, Documentation, or any derivative, enhancement or modification thereto, or any information or material relating to the Software, Documentation or any derivative, enhancement or modification thereto ("SDT Confidential Information") at any time before or after the termination of this Agreement. Hawaiian shall limit access to the Software and Documentation to employees with a need to know.

     6.02 HAWAIIAN CONFIDENTIAL INFORMATION. Except in connection with a mutually agreeable demonstration as identified in Article 5.03, SDT shall maintain the confidentiality of all confidential and proprietary data relating to Hawaiian's revenue management operations ("Hawaiian Confidential Information"), obtained through the provision of services under this Agreement, using the highest degree of care that SDT uses to protect its own most sensitive information. Except as specifically permitted in this Agreement, SDT shall not use, sell, transfer, publish, disclose, display, or otherwise make available to others the Hawaiian Confidential Information at any time before or after the termination of this Agreement. SDT shall limit access to the Hawaiian Confidential Information to employees with a need to know.

     6.03 EXCEPTIONS. Notwithstanding the foregoing, either party may release the Confidential Information of the other, upon prior notification to the other, that is subject to subpoena, court order, or other governmental order or regulation.

     6.04 ASSISTANCE. Each party shall use its best efforts in assisting the other in identifying and preventing any unauthorized use or disclosure of SDT Confidential Information or Hawaiian Confidential Information, as applicable.

                                   ARTICLE VII
                        DEFAULT, TERMINATION AND REMEDIES

     7.01 PRE-ACCEPTANCE DEFAULT. To the extent that SDT fails through its own fault to meet the Delivery date identified in the Implementation Plan defined in Exhibit D or other Delivery date which has been mutually agreed by Hawaiian and SDT in writing ("Failure"), and if such Failure continues for a period of thirty (30) days after such date Hawaiian shall optionally (at Hawaiian's discretion) have the right, as its sole and exclusive remedy (other than the remedy set forth below), to receive credit as follows (with Hawaiian entitled to choose at any time between credits for Labor Hours, License Fees or some combination thereof): (a) SDT Labor Hours, 7.5 Labor Hour credits shall be awarded to Hawaiian by SDT for every one (1) day of Failure between thirty one (31) days and sixty (60) days, and 12.5 Labor Hour credits shall be awarded for every one (1) day of Failure between sixty one
(61) days and ninety (90) days, and 17.5 Labor Hour credits shall be awarded for every one (1) day of Failure between ninety one (91) days and one hundred and nineteen (119) days (such hours will be added to the Total hours awarded annually under Article IV, Maintenance and Support of Software, and will be utilized as provided in Article 4.02 or (b) SDT license fees, One Thousand One Hundred and Twenty Five United States Dollars (US$1,125) license fee credits shall be awarded to Hawaiian by SDT for every one (1) day of Failure between thirty one (31) days and sixty (60) days, and One Thousand Eight Hundred and Seventy Five United States Dollars (US$1,875) license fee credits shall be awarded for every one (1) day of Failure between sixty one (61) days and ninety (90) days, and Two Thousand Six Hundred and Twenty Five United States Dollars (US$2,625) license fee credits shall be awarded for every one
(1) day of Failure between ninety one (91) days and one hundred and nineteen
(119) days and if such Delivery Failure continues for a total period of one hundred and twenty (120) days after such date Hawaiian shall have the right, as its sole and exclusive remedy, to terminate this Agreement. In the event of such termination, neither party shall have any liability to one another for any loss or expense, except that SDT shall reimburse Hawaiian for all Implementation Fees actually paid up to the effective date of termination hereunder and the amounts actually paid for any hardware and third party software purchased at the written direction of SDT expressly to operate the Software that Hawaiian and SDT mutually agree cannot reasonably be re-used by Hawaiian. Hawaiian agrees that SDT takes the ownership of such hardware and third party software which will be promptly shipped to SDT.

     7.02 OTHER BREACHES. Subject to the terms of Article 7.01, in the event that either party breaches any other material term or condition of this Agreement, and such breach continues for a period of sixty (60) days after notice from the other party, (except for (a) a breach regarding failure to pay amounts due, in which case the period to cure shall be thirty (30) days,
(b) a breach regarding a Level A problem under Maintenance and Support, in which case the period to cure shall be fifteen (15) days, and (c)) a breach regarding a Level B problem under Maintenance and Support, in which case the period to cure shall be thirty (30) days) the other party may terminate this Agreement immediately upon notice.

     7.03 RETURN OF MATERIALS. In the event of termination of this Agreement, Hawaiian shall promptly return to SDT the Confidential
Information, including the Software and all copies thereof, and all Documentation, notes and materials related thereto. Similarly, SDT shall return to Hawaiian all Confidential Information provided by Hawaiian. For the avoidance of doubt the Option as identified in Article 3.01(b) shall become null and void in the event of termination.

                                   ARTICLE VIII
                             LIMITATION OF WARRANTIES

     8.01 The parties understand that, considering the current state of the art, it is not possible to exclude technical software problems, to manufacture faultless software and to cure all defects. SDT does not warrant the absence of any defects, operation without any interruption, the possibility of combining the Software with other programs, or special requirements which are not expressly contained in Exhibit A. No specific characteristics or functions are to be provided except as set forth in Exhibit A. The sole obligation of SDT, with respect to the services and products supplied to Hawaiian hereunder, shall be to furnish them in accordance with the terms herein. Nothing in this Article 8.01 shall be construed to limit Hawaiian's express remedies under Article 7.02.

     8.02 If, during the Warranty Period (defined below), the Software is not in substantial conformity with the functionality identified in Exhibit A ("error"), written notice thereof shall be given to SDT promptly, but not later than ten
(10) days after discovery of the error. All documents required for error identification must be attached. At SDT's request, additional error-related information shall be supplied.

     8.03 Provided that the above procedures relating to error reporting and documentation have been complied with, and SDT is able to reproduce the error, SDT will remove the error, supply a modified or improved software version suited for the contractually contemplated purpose or make available a by-pass solution. The priority levels for errors identified during the Warranty Period shall be determined as follows:

          (i) Level "A" problems. These are problems with Software functionality which are significant in terms of impact to the productive use of the Software by Hawaiian. Hawaiian will be advised at least every twenty-four (24) hours by the Help Desk as to the status of efforts to resolve the Level A problem. One or more members of SDT senior management will be informed on a daily basis of all Level A problems.
          (ii) Level "B" problems. These are Software problems, which are not significant to the productive use of the Software. These problems will be addressed in a reasonable time after any Level A problem has been resolved.
          (iii) Level "C" problems. These are low priority problems that are planned to be addressed in the next scheduled Software update.

     8.04 The above warranty obligations shall continue for a period of three
(3) months commencing from the date of Acceptance ("Warranty Period") or whilst a Level A problem remains to be corrected up to a maximum of six (6) months, whichever is the later date..

     8.05 Any warranty by SDT shall not apply to any loss or damage which is caused by Hawaiian, its customers or third parties and for any breakdown and error due to improper use, improper installation, natural wear and tear, improper handling and maintenance (unless done by SDT), improper operating means, modifications of the Software by Hawaiian, any tampering with the Software or chemical, electro-chemical or electric influences, accident, fire, water and the like. Investigation and error correction under these circumstances shall be performed at SDT's Standard Rates plus Per Diem amounts and Transportation Expenses.

     8.06 If, at any time, Hawaiian elects to install the hardware and third party software described in Exhibit E ("Recommended List"), SDT warrants that the Recommended List together with the Software will adequately handle Hawaiian's passenger and flight departure volumes as of the date hereof.

     8.07 EXCEPT AS PROVIDED IN THIS ARTICLE VIII, THE SOFTWARE AND ALL SERVICES HEREUNDER ARE PROVIDED "AS IS" WITH ALL THEIR FAULTS AND WITHOUT ANY WARRANTY, CONDITION OR REPRESENTATION WHATSOEVER. EXCEPT AS PROVIDED IN THIS
ARTICLE VIII, SDT DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF THE SOFTWARE AND SERVICES PROVIDED BY SDT HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES, CONDITIONS OR REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SOFTWARE AND SERVICES OR THOSE IMPLIED WARRANTIES, CONDITIONS OR REPRESENTATIONS ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR ANY OTHER WARRANTY, CONDITION OR REPRESENTATION. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE, OR PERFORMANCE OF THE SOFTWARE OR SERVICES SHALL BE DEEMED A WARRANTY, CONDITION OR REPRESENTATION FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF SDT WHATSOEVER.

                                   ARTICLE IX
                            LIMITATION OF LIABILITY

     (A) EXCEPT FOR LIABILITY FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND LIABILITY FOR PERSONAL INJURY AND/OR TANGIBLE PERSONAL PROPERTY DAMAGE, HAWAIIAN WAIVES ALL LIABILITY OF SDT FROM NEGLIGENCE, WHETHER CONTRIBUTORY, SOLE OR JOINT.

     (B) UNDER NO CIRCUMSTANCES SHALL SDT BE LIABLE TO HAWAIIAN FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST DATA, PROFITS OR REVENUES.

     (C) EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR INTELLECTUAL PROPERTY INFRINGEMENT PURSUANT TO ARTICLE XIV HEREOF, AND EXCEPT FOR PERSONAL INJURY AND TANGIBLE PERSONAL PROPERTY DAMAGE, THE MAXIMUM LIABILITY OF SDT SHALL NOT IN ANY CASE EXCEED THE AMOUNT ACTUALLY PAID TO SDT HEREUNDER FOR THE PRODUCT OR SERVICE WHICH FORMS THE

BASIS OF THE CLAIM, PROVIDED THAT FOR A CLAIM UNDER ARTICLE 7.01 THE MAXIMUM LIABILITY OF SDT SHALL ADDITIONALLY INCLUDE THE AMOUNTS ACTUALLY PAID FOR ANY HARDWARE AND THIRD PARTY SOFTWARE AS APPLICABLE.

                                   ARTICLE X
                      DISPUTE RESOLUTION AND GOVERNING LAW

     10.01 All disputes between the parties in connection with this Agreement shall first be discussed in good faith between the parties to try to find an amicable solution.

     10.02 If no further agreement has been reached after such negotiations, then either party, upon thirty (30) days notice to the other party identifying with particularity those areas in dispute, may submit such dispute to binding arbitration. Any such arbitration shall be held at Los Angeles, California, under the Rules of Commercial Arbitration of the American Arbitration Association and shall be conducted in English. The arbitration panel shall consist of three arbitrators. The parties shall each nominate an arbitrator within thirty (30) days of the notice submitting the dispute and the nominated arbitrators shall agree on the third arbitrator within thirty (30) days after the both of them have been nominated. Each party shall be entitled to notice and conduct no more than four (4) depositions (with a deposition pursuant to a Corporate Designee Notice counting as one (1) deposition) and to propound and serve no more than one
(1) set (each) of Interrogatories, Requests for Admission and Document Production Requests.

     10.03 The parties agree that the award of the arbitration shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented or pled to the arbitrators; that the award must be consistent with the terms and conditions of this Agreement; that it shall be made and shall be payable in accordance with the award in U.S. Dollars free of any tax, deduction or offset.

     10.04 This Agreement shall be deemed to have been entered into and shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws rules.

     10.05 Nothing contained herein shall limit either party from obtaining injunctions or seeking other equitable relief from an appropriate court.

     10.06 ATTORNEYS' FEES. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration or rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation its reasonable attorneys' fees and disbursements incurred by the prevailing party in connection with such action or proceeding.

                                   ARTICLE XI
                                     NOTICES

     All notices required to be made under this Agreement shall be written in English, effective upon receipt or transmission, and delivered via U.S. Mail or in person or sent by telecopy transmission to the following persons:

     If to SDT:
                        President of SABRE
                        Decision Technologies
                        MD 4462
                        P.O. Box 619616
                        Dallas/Fort Worth Airport, TX 75261-9616
                        Fax: (817) 967-9763

     With a copy to:
                        Managing Director
                        Airline Management Services, Inc.
                        P.O. Box 619616
                        Dallas/Fort Worth Airport, Texas  75261-9616
                        Fax: (817) 963-1924

     If to Hawaiian:
                        Rae A. Capps, Esq.
                        Corporate Secretary
                        Hawaiian Airlines, Inc.
                        3375 Koapaka Street
                        Suite G-350
                        Honolulu, Hawaii  96819
                        Fax: (808) 835-3690

     With a copy to:
                        Glenn Taniguchi
                        Vice President

                        Hawaiian Airlines, Inc.
                        3375 Koapaka Street
                        Suite G-350
                        Honolulu, Hawaii  96819
                        Fax: (808) 838 6738

                                   ARTICLE XII
                                 NO SOLICITATION

     Neither party shall solicit for employment or retain the services of the employees, former employees, or contractors of the other party who provided services in connection with this Agreement from the date of this Agreement for a period of two (2) years from the date of Acceptance.

                                   ARTICLE XIII
                                  FORCE MAJEURE

     Each party shall be relieved of the obligations hereunder to the extent that its performance is delayed or prevented by any cause beyond its reasonable control, including without limitation, acts of God, public enemies, war, civil disorder, fire, flood, explosion, failure of communication facilities, labor disputes or strikes, or any acts or orders of any governmental authority.

                                   ARTICLE XIV
                             INFRINGEMENT INDEMNITY

     14.01 SDT will defend, at its expense, any action brought against Hawaiian and/or Hawaiian's employees, officers, directors, Affiliates, agents and contractors, to the extent that such action is based on a claim of direct infringement of any duly issued United States patent, or infringement of any copyright established in the United States resulting from the supply to Hawaiian by SDT, or the use by Hawaiian, of the Software as Delivered ("Infringement"). SDT shall pay all damages and costs finally awarded against Hawaiian and/or Hawaiian's employees, officers, directors, Affiliates, agents and contractors which are attributable to such Infringement, provided that SDT is promptly informed in writing and furnished a copy of each communication, notice or other action relating to the alleged Infringement and is given authority, information and assistance necessary to defend or settle such claim. SDT's indemnity obligation shall be limited to the extent that Hawaiian's and/or Hawaiian's employees, officers, directors, Affiliates, agents and contractors failure to perform the above has prejudiced SDT's position regarding such Infringement.

     14.02 Should the Software as Delivered by SDT hereunder become, or in SDT's opinion be likely to become the subject of a claim of Infringement, then SDT may, at its option and expense; (a) procure for Hawaiian the right to use the Software free of any liability for Infringement; (b) replace or modify the Software with a non-Infringing substitute otherwise conforming in all material respects with the functionality identified in Exhibit A, or (c) repurchase the Software for its depreciated value, and thereby be released from all liabilities with respect thereto. SDT shall not be obligated to defend, or be liable for costs and damages, if the Infringement arises out of
(x) use of the Software in combination with or in addition to the equipment or computer programs not in the Implementation Plan, (y) a breach of this Agreement by Hawaiian or modification of the Software by Hawaiian or a third party which was not approved by SDT. The indemnity obligation stated in this
Article XV with respect to SDT shall reciprocally apply to Hawaiian in the event of a claim arising under circumstances covered under (x)-(y).

     14.03 Except as expressly provided for in this Article XIV, Hawaiian shall defend, indemnify and hold harmless SDT from any and all claims or causes of action arising out of Hawaiian's or Hawaiian's employees, officers, directors, Affiliates, agents or contractors use of the Software, and pay any and all damages and expenses (including reasonable attorneys fees incurred by SDT) in connection therewith, regardless of the circumstances of the claim or damage, excluding those circumstances arising out of SDT's negligence, gross negligence or wilful misconduct.

                                   ARTICLE XV
                                  MISCELLANEOUS

     This Agreement constitutes the full and complete agreement of the parties and supersedes any prior written or oral agreement between the parties with respect to the subject matter hereof and may be modified only by a written agreement signed by both authorized officers of both parties. All obligations hereunder are subject to receipt of all necessary governmental approvals. In the event any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable or illegal, such determination shall not affect any other provisions of this Agreement, and the invalid, unenforceable or illegal provision shall be automatically amended to the extent necessary to make it valid, enforceable and legal. Any rights and obligations which expressly or by their nature are intended to survive and continue after termination of this Agreement, including, without limitation
Article V, VI, IX, X and XIV shall so survive and bind the parties, their successors and assigns. The parties warrant and represent that they are authorized to enter into this Agreement and that this Agreement is binding and enforceable against them. The Exhibits to this Agreement are incorporated herein and are a part of this Agreement as if they were set forth in full herein. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document. Facsimiled signatures shall be treated as originals. Each party agrees to promptly execute and deliver such documents and promptly to do such other acts as are reasonably requested by the other party in order to effectuate the purposes and intent of this Agreement.

HAWAIIAN AIRLINES, INC.                   THE SABRE GROUP, INC.

     /s/ John L. Garibaldi                    /s/ Thomas M. Cook
----------------------------------        -----------------------------------
By:    John L. Garibaldi                  By:    Thomas M. Cook
       ---------------------------
Title: Executive Vice President           Title: President, SABRE
       ---------------------------               Decision Technologies
       and Chief Financial Officer
Date:  31 DEC 96
       ---------------------------        Date:
                                                 ----------------------------
     /s/ Glenn G. Taniguchi
----------------------------------
By:    Glenn G. Taniguchi
       ---------------------------
Title: Vice President
       ---------------------------

Date:  31 DEC 96
       ---------------------------

Exhibit A - Functional Specification

Exhibit B - User Acceptance Test Plan

Exhibit C - AIRMAX-TM-. Group Tracking Module

Exhibit D - Implementation Plan

Exhibit E - Recommended List - Hardware and Third Party Software



                                      29